EX.99.77Q3

CUSTODY AGREEMENT

THIS CUSTODY AGREEMENT ("Agreement"), dated as of June 1, 2018, is entered into by and between THE HUNTINGTON NATIONAL BANK, a national bank organized under the laws of the United States (the "Custodian" or "Bank"), and severally and not jointly each Company listed on Appendix B to this Agreement, acting solely with respect to each of its series listed on such Appendix B (each such series a "Fund"), or, if no such series is listed, acting on its own behalf.

W I T N E S S E T H:

WHEREAS, the Custodian serves as custodian and foreign custody manager for certain of its customers; and

WHEREAS, the Company wishes to employ the Custodian to act as its custodian and as the foreign custody manager for the Company to provide for the custody and safekeeping of the assets of the Company as required by the 1940 Act (as defined below), and to provide related services, all as provided herein, and the Custodian is willing to accept such employment, subject to the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Custodian and the Company hereby agree, as follows:

Definitions: The following words and phrases, when used in this Agreement, unless the context otherwise requires, shall have the following meanings:

"1940 Act" shall mean the Investment Company Act of 1940, as amended from time to time.

"1934 Act" shall mean the Securities and Exchange Act of 1934, as amended from time to time.

"Advance(s)" shall mean any extension of credit by or through the Custodian or by or through any Sub-custodian and shall include, without limitation, amounts due to the Custodian or any Sub-custodian as the principal counterparty to any foreign exchange transaction with the Company, or paid to third parties for account of the Company or in discharge of any expense, tax or other item payable by the Company.

"Agent(s)" shall have the meaning set forth in Section 8 hereof.

"Applicable Law" shall mean with respect to each jurisdiction, all (a) laws, statutes, treaties, regulations, guidelines (or their equivalents); (b) orders, interpretations, licenses and permits; and (c) judgments, decrees, injunctions, writs, orders and similar actions by a court of competent jurisdiction, compliance with which is required or customarily observed in such jurisdiction.

"Authorized Person(s)" shall mean any person, whether or not any such person is an Officer or employee of the Company, who is duly authorized by the Board of Trustees of the Company to give Instructions on behalf of the Company or any Fund in accordance with Section 4 herein, and named in Appendix A attached hereto and as amended from time to time by resolution of the Board of Trustees, certified by an Officer, and received by the Custodian.

"Board of Trustees" shall mean the Trustees (or Directors) of the Company as approved from time to time.

"Book‑Entry System" shall mean a federal book‑entry system as provided in Subpart O of Treasury Circular No. 300, 31 CFR 306, in Subpart B of 31 CFT Part 350, or in such book‑entry regulations of federal agencies as are substantially in the form of Subpart O.

"Business Day" shall mean any day that the New York Stock Exchange is open for business.

"Clearing Corporation" shall mean any entity or system established for purposes of providing securities settlement and movement and associated functions for a given market.

"Company" shall mean the trust or corporation which is the party to this Agreement, and which is a management investment company registered under the 1940 Act.

"Delegation Schedule" shall mean any separate schedule entered into between the Custodian and the Company or its authorized representative with respect to certain matters concerning the administration of Investments held outside of the United States and the appointment of Eligible Foreign Custodians" under the provisions of Rule 17f-5 of the 1940 Act.

"Dividend and Transfer Agent" shall mean the dividend and transfer agent appointed, from time to time, pursuant to a written agreement between the dividend and transfer agent and the Company.

"FINRA" means the Financial Industry Regulatory Authority.

"Foreign Financial Regulatory Authority" shall have the meaning given by Section 2(a)(50) of the 1940 Act.

"Fund(s)" shall mean (1) each series of a Company listed on Appendix B to this Agreement, (2) if no series is shown with a Company listed on Appendix B to this Agreement, such Company, and (3) any additional series or company added pursuant to Written Instructions.  Each Fund shall be deemed herein at all times to be acting on its own behalf, severally and not jointly, in respect of all other Funds and Companies.

"Instruction(s)" shall mean Oral Instructions or Written Instructions. Instructions may be continuing Written Instructions when deemed appropriate by both parties.

"Investment(s)" shall mean any investment asset of a Fund, including without limitation, Money Market Securities and Securities.

"Money Market Security" shall mean debt obligations issued or guaranteed as to principal and/or interest by the government of the United States or agencies or instrumentalities thereof, commercial paper, obligations (including certificates of deposit, bankers' acceptances, repurchase agreements and reverse repurchase agreements with respect to the same), and time deposits of domestic banks and thrift institutions whose deposits are insured by the Federal Deposit Insurance Corporation, and short‑term corporate obligations where the purchase and sale of such securities normally require settlement in federal funds or their equivalent on the same day as such purchase and sale, all of which mature in not more than thirteen (13) months.

"Officer" shall mean the Chairman, President, Secretary, Treasurer, any Vice President, Assistant Secretary or Assistant Treasurer of the Company, or any other officer positions as may be designated by the Company.

"Oral Instructions" shall mean Instructions orally transmitted to and received by the Custodian from an Authorized Person (or from a person that the Custodian reasonably believes in good faith to be an Authorized Person) and confirmed by Written Instructions in such a manner that such Written Instructions are received by the Custodian on the Business Day in accordance with Section 4 herein immediately following receipt of such Oral Instructions, provided, however, the Company agrees that the failure of the Custodian to receive such confirming instructions shall in no way affect the validity of the transactions or enforceability of the transactions authorized by such Oral Instructions.

"Personal Information" shall mean (a) an individual's name (first initial and last name or first name and last name), address or telephone number plus (i) Social Security number, (ii) driver's license number, (iii) state identification card number, (iv) debt or credit card number, (v) financial account number or (vi) personal identification number or password that would permit access to a person's account, or (b) any combination of any of the foregoing that would allow a person to log onto or access an individual's account.  The term does not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

"Prospectus" shall mean with respect to each Company and Fund, its then currently effective prospectus and Statement of Additional Information, as filed with the Securities and Exchange Commission.

"SEC" shall mean the Securities and Exchange Commission of the United States.

"Security or Securities" shall mean Money Market Securities, common stock, preferred stock, options, financial futures, bonds, notes, debentures, corporate debt securities, mortgages, bank certificates of deposit, bankers' acceptances, mortgage‑backed securities or other obligations and any certificates, receipts, warrants, or other instruments or documents representing rights to receive, purchase, or subscribe for the same or evidencing or representing any other rights or interest therein, or any similar property or assets, including securities of any registered or unregistered investment company, collective investment scheme, commodity pool or other pooled investment vehicle that the Custodian has the facilities to clear and to service.

"Securities Depository" shall mean a central or book entry system or clearing agency established under Applicable Law for purposes of recording the ownership, transfer, and/or entitlement to investment securities for a given market.

"Sub-custodian(s)" shall mean each Sub-custodian appointed by the Custodian pursuant to Section 8 of this Agreement, but shall not include Securities Depositories.

"Written Instructions" means communications in writing actually received by the Custodian from an Authorized Person in accordance with Section 4.  A communication in writing includes a communication by facsimile, telex or between electro‑mechanical or electronic devices as set forth in Section 4.  All written communications shall be directed to the Custodian, attention: Institutional Trust Custody Group.

1. Appointment of the Custodian; Acceptance.  The Company hereby designates, constitutes, and appoints the Custodian as custodian and its foreign custody manager for all Investments and cash owned by each Fund at any time during the term of this Agreement, and the Custodian hereby accepts such appointment and agrees to perform the duties thereof as provided in this Agreement.
2. Furnishing of Documents; and Representations and Warranties of the Company.
2.1 Documentation.  The following documents, including any amendments thereto, will be provided contemporaneously with the execution of the Agreement, to the Custodian by the Company:
1)	A copy of the declaration of trust or such other governing document of the Company certified by the Secretary.

2)	A copy of the By-Laws of the Company certified by the Secretary.

3)	A copy of the resolution of the Board of Trustees of the Company appointing the Custodian, certified by the Secretary.

4)	A copy of the then current Prospectus(es).

5)	A Certificate of the Secretary of the Company setting forth the names and signatures of all Authorized Persons.

In addition, the Company agrees to notify the Custodian in writing of the appointment, termination or change in appointment of any Dividend and Transfer Agent.

2.2 Representations and Warranties of Company: The Company makes the following representations and warranties to the Custodian:
2.2.1 The obligations of the Company set forth in this Agreement have been authorized by the Company's  Board of Trustees, acting as such Trustees for and on behalf of the Company, pursuant to the authority vested in them under the laws of the State of its formation, the Declaration of Trust and the By‑Laws of the Company, provided, however,  that this Agreement has been executed by Officers of the Company as officers, and not individually, and the obligations contained herein are not binding upon any of the Trustees, Officers, agents or holders of shares, personally, but bind only each Fund severally and then only to the extent of the assets of such Fund.
2.2.2 Appendix A sets forth the names and the signatures of all Authorized Persons as of this date, as certified by the Company.  The Company agrees to furnish to the Custodian a new Appendix A in form similar to the attached Appendix A, if any present Authorized Person ceases to be an Authorized Person or if any other or additional Authorized Persons are elected or appointed.  Until such new Appendix A shall be received, the Custodian shall be fully protected in acting under the provisions of this Agreement upon Instructions or signatures of the then current Authorized Persons as set forth in the last delivered Appendix A.
2.2.3 The Company hereby represents and warranties that it is duly organized as set forth in Appendix B and that this Agreement to the best of Company's knowledge, does not materially violate any Applicable Law or any constitutive document, agreement, judgment, order or decree to which the Company is a party or by which it is bound, including without limitation any agreement in effect pertaining to the assets which may be maintained under this Agreement.
2.2.4 By providing a Written Instruction with respect to an acquisition of an Investment in a jurisdiction other than the United States of America, the Company shall be deemed to have confirmed to the Custodian that the Company has (i) assessed and accepted all material Country or Sovereign Risks and accepted responsibility for their occurrence, and (ii) made all determinations required to be made by the Company under Applicable Law.
2.2.5 By providing a Written Instruction in respect of an Investment (which Written Instruction may relate to among other things, the execution of trades), the Company hereby (i) authorizes the Custodian to complete such documentation as may be reasonably required or appropriate for the execution of the Written Instruction, and agrees to be contractually bound to the terms of such documentation "as is" without recourse against Custodian, except where the Custodian has acted with gross negligence or willful misconduct; (ii) represents, warrants and covenants that the Company has accepted and agreed to comply with all Applicable Law, terms and conditions to which the Company and/or a Fund's Investments may be bound, including without limitation, requirements imposed by an Investment's prospectus or offering circular, subscription agreement, any application or other documentation relating to an Investment (e.g., compliance with suitability requirements and eligibility restrictions); (iii) acknowledges and agrees that the Custodian will not be responsible for the accuracy of any information provided to Custodian by or on behalf of the Company, or for any underlying commitment or obligation inherent to an Investment; (iv) represents, warrants and covenants that the Company will not effect any sale, transfer or disposition of Investment(s) held in the Custodian's name by any means other than the issuance of an Written Instructions by the Company to the Custodian; (v) acknowledges that collective investment schemes (and/or their agent(s)) in which a Fund invests may pay to the Custodian certain fees (including without limitation, shareholder servicing and/or trailer fees) in respect of the Fund's investments in such schemes; (vi) represents, warrants and covenants that  the Company will make reasonable efforts to provide the Custodian with such information as is necessary or appropriate to enable Custodian's performance pursuant to an Instruction or under this Agreement; and (vii) represents that unless otherwise disclosed to the Custodian in writing, that the Fund is not a "Plan" (which term includes (1) employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the US Internal Revenue Code of 1986, as amended (the "Code"), (2) plans, individual retirement accounts and other arrangements that are subject to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, and (3) entities the underlying assets of which are considered to include "plan assets" of such plans, accounts and arrangements), or an entity purchasing shares on behalf of, or with the "plan assets" of, a Plan.
3. Representations and Warranties of the Custodian.
3.1 The Custodian hereby represents and warrants that (a) it is a national bank duly organized under the laws of the United States of America; (b) it has the requisite power and authority to carry on its business in the United States of America; (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; and (d) this Agreement has been duly executed by the Custodian and to the best of the Custodian's knowledge will not violate or be in material conflict with any Applicable Law or any agreement, instrument judgment order or decree which the Custodian is a party or to which it is bound.
4. Instructions.
4.1 Authorized Persons.  The Custodian may treat any two Authorized Persons as having full authority of the Company to issue Instructions hereunder.  The Custodian shall be entitled to rely upon the authority of any Authorized Persons until it receives appropriate written notice from the Company to the contrary.
4.2 Form of Instruction.  Each Instruction, other than Oral Instructions, shall be transmitted by such secured or authenticated electro-mechanical means as the Custodian shall make available to the Company from time to time unless the Company shall elect to transmit such Written Instruction in accordance with Subsections 4.2.1 through 4.2.3 of this Section.
4.2.1 Written Instructions.  Written Instructions may be transmitted in a writing that bears the manual or electronic signature of Authorized Persons.
4.2.2 Custodian Designated Secured-Transmission Method.  Written Instructions may be transmitted through a secured or tested electro-mechanical means identified by the Company or by an Authorized Person entitled to give Instruction and acknowledged and accepted by the Custodian and/or its Sub-custodian(s), it being understood that such acknowledgment shall authorize the Custodian to accept such means of delivery but shall not represent a judgment by the Custodian as to the reasonableness or security of the means utilized by the Authorized Person.
4.2.3 Other Forms of Instruction.  Instructions may also be transmitted by another means determined by the Company or Authorized Persons and acknowledged and accepted by the Custodian and/or its Sub-custodian(s) (subject to the same limits as to acknowledgements as are contained in Subsection 4.2.2, above) including Oral Instructions, and Instructions by SWIFT or telefax (whether tested or untested).
When an Instruction is given by means established under Subsections 4.2.1 through 4.2.3, it shall be the responsibility of the Custodian to use reasonable care to adhere to any security or other procedures established in writing between the Custodian and the Authorized Person with respect to such means of Instruction, but the Authorized Person shall be solely responsible for determining that the particular means chosen is reasonable under the circumstances. If Oral Instructions are transmitted to and received by the Custodian from an Authorized Person, the Custodian may act on any such instructions which it reasonably and in good faith believes is such an Authorized Person. Oral Instructions shall be binding upon the Custodian only if and when the Custodian takes action with respect thereto. The Custodian shall seek confirmation of Oral Instructions by Written Instructions not later than the Business Day immediately following receipt of such Oral Instructions in the manner set forth herein, provided, however, the Company agrees that the failure of the Custodian to receive such confirming Instructions shall in no way affect the validity of the transactions or enforceability of the transactions hereby authorized by the Company.  The Company agrees that the Custodian shall incur no liability to the Company for acting upon Oral Instructions given to the Custodian hereunder concerning such transactions.  With respect to telefax Instructions, the parties agree and acknowledge that receipt of legible Instructions cannot be assured, that the Custodian cannot verify that authorized signatures on telefax Instructions are original or properly affixed, and that the Custodian shall not be liable for losses or expenses incurred through actions taken in reliance on inaccurately stated, illegible or unauthorized telefax instructions.  The provisions of Section 4A of the Uniform Commercial Code shall apply to funds transfers performed in accordance with Instructions.

4.3 Completeness and Contents of Instructions.  The Authorized Persons shall be responsible for assuring the adequacy and accuracy of Instructions.  Particularly, upon any acquisition or disposition or other dealing in Investments and upon any delivery and transfer of any Investment or moneys, the Authorized Persons initiating the Instruction shall give the Custodian an Instruction with appropriate detail. If the Custodian determines that an Instruction is either unclear or incomplete, the Custodian shall give immediate notice of such determination to the Company, and the Company shall thereupon amend or otherwise reform the Instruction.  In such event, the Custodian shall have no obligation to take any action in response to the Instruction initially delivered until the redelivery of an amended or reformed Instruction.
4.4 Timeliness of Instructions.  In giving an Instruction, the Company shall take into consideration delays which may occur due to the involvement of a Sub-custodian or agent, differences in time zones, and other factors particular to a given market, exchange or issuer.  When the Custodian has established specific timing requirements or deadlines with respect to particular classes of Instruction, or when an Instruction is received by the Custodian at such a time that it could not reasonably be expected to have acted on such Instruction due to time zone differences or other factors beyond its reasonable control, the execution of any Instruction received by the Custodian after such deadline or at such time (including any modification or revocation of a previous Instruction) shall be at the risk of the Company.
5. Purchase and Sale of Investments
5.1 Delivery of Investments. During the term of this Agreement, the Company will deliver or cause to be delivered to the Custodian all Investments to be held by the Custodian for the account of any Fund.  The Custodian will not have any duties or responsibilities with respect to such Investments until actually received by the Custodian.  The Custodian is hereby authorized by the Company, acting on behalf of a Fund, to actually deposit any assets of the Fund in the Book‑Entry System or in a Securities Depository, provided, however, that the Custodian shall be accountable to the Company for the assets of the Fund so deposited.  Assets deposited in the Book‑Entry System or the Security Depository will be represented in accounts which include only assets held by the Custodian for customers, including but not limited to accounts in which the Custodian acts in a fiduciary or representative capacity. As and when received, the Custodian shall deposit to the account(s) of a Fund any and all payments for shares of that Fund issued or sold from time to time as they are received from the Fund's agent or from the Fund itself. The Custodian shall not be responsible for any Securities, moneys or other assets of any Fund until actually received.
5.1.1 Purchase of Investments. Within a commercially reasonable time after each purchase of Investments by a Fund, the Company shall deliver to the Custodian (i) with respect to each purchase of Investments which are not Money Market Securities, Written Instructions, and (ii) with respect to each purchase of Money Market Securities, Oral or Written Instructions, specifying with respect to each such purchase the:
(a) Name of the issuer and the title of the securities;
(b)	Number of shares, principal amount purchased (and accrued interest, if any) or other units purchased;
(i) Date of purchase and settlement;
(ii) Purchase price per unit;
(iii) Total amount payable;
(iv)	Name of the person from whom, or the broker through which, the purchase was made;
(v) Name of the person to whom such amount is payable; and
(vi) Name of the Fund for which the purchase was made.
The Custodian shall, against receipt of Investments purchased by or for the Fund, pay out of the moneys held for the account of such Fund the total amount specified in the Written Instructions to the person named therein.  The Custodian shall not be under any obligation to pay out moneys to cover the cost of a purchase of Investments for a Fund, if in the relevant Fund custody account there is insufficient cash available to the Fund for which such purchase was made.  With respect to any repurchase agreement transaction for the Funds, the Custodian shall assure that the collateral reflected on the transaction advice is received by the Custodian.

5.2 Sale of Investments.  Within a commercially reasonable time after each sale of Investments by a Fund, the Company shall deliver to the Custodian (i) with respect to each sale of Investments which are not Money Market Securities, Written Instructions, and (ii) with respect to each sale of Money Market Securities, Oral or Written Instructions, specifying with respect to each such sale the:
1)	Name of the issuer and the title of the Investments;

2)	Number of shares, principal amount sold (and accrued interest, if any) or other units sold;

3)	Date of sale and settlement;

4)	Sale price per unit;

5)	Total amount receivable;

6)	Name of the person to whom, or the broker through which, the sale was made;

7)	Name of the person to whom such Investments are to be delivered; and

8)	Name of the Fund for which the sale was made.

The Custodian shall deliver the Investments against receipt of the total amount specified in the Instructions.

5.3 Delivery Versus Payment for Purchases and Sales.  Purchases and sales of Investments effected by Custodian will be settled on a delivery versus payment basis in accordance with generally accepted trade practices, or the terms of the instrument representing such Investment.  The Custodian shall settle a purchase or sale transaction in some other manner, but only upon receipt of Written Instructions specifically noting that settlement is to be made on a basis other than delivery versus payment.
5.4 Payment on Settlement Date.  On contractual settlement date, the account of the Fund will be charged for all purchased Investments settling on that day, regardless of whether or not delivery is made. Likewise, on contractual settlement date, proceeds from the sale of Investments settling that day will be credited to the account of Fund, irrespective of delivery. Exceptions to contractual settlement on purchases and sales, that will continue to settle delivery versus payment, include real estate, venture capital, international trades, open-ended mutual funds, interest in unregistered funds or other unregistered collective investment vehicles, non standard depository settlements and in-kind trades.
5.5 Segregated Accounts.  The Custodian shall, upon receipt of Written Instructions so directing it, establish and maintain a segregated account or accounts for and on behalf of a Fund.  Cash, Investments, or other assets may be transferred into such account or accounts for specific purposes, to‑wit:
1)
In accordance with the provision of any agreement among the Company, the Custodian, and a broker‑dealer registered under the 1934 Act, and also a member of the FINRA (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange, the Commodity Futures Trading Commission, any registered contract market, or any similar organization or organizations requiring escrow or other similar arrangements in connection with transactions by the Fund;

2)	For purposes of segregating cash or Investments in connection with options purchased, sold, or written by the Fund or commodity futures contracts or options thereon purchased or sold by the Fund;

3)
For the purpose of compliance by the Fund with the procedures required for reverse repurchase agreements, firm commitment agreements, standby commitment agreements, short sales, or any other securities by 1940 Act Release No. 10666, or any subsequent release or releases or rule of the SEC relating to the maintenance of segregated accounts by registered investment companies;

4)	For the purpose of segregating collateral for loans of Investments made by the Fund; and

5)	For any other proper purpose, but only upon receipt of Instructions setting forth the purpose of such segregated account.

Each segregated account established hereunder shall be established and maintained for a single Fund only.  All Instructions relating to a segregated account shall specify the Fund involved.

5.6 Advances for Settlement. Except as otherwise may be agreed upon by the parties hereto, the Custodian shall not be required to comply with any Instructions to settle the purchase of any Investments on behalf of a Fund unless there is sufficient cash in the account(s) pertaining to such Fund at the time or to settle the sale of any Investments from such an account(s) unless such Instructions specify that such Investments are to be received delivered in free of payment.  Notwithstanding the foregoing, if the purchase price of such Investments exceeds the amount of cash in the account(s) at the time of such purchase, the Custodian may, upon Instruction by the Company, advance the amount of the difference in order to settle the purchase of such Investments.  The amount of any such advance shall be deemed a loan from the Custodian to the Fund payable on demand and bearing interest accruing from the date such loan is made up to but not including the date such loan is repaid at the rate per annum customarily charged by the Custodian on similar loans, provided such rate shall not exceed 3.00%.
5.7 Safekeeping of Fund Assets.  The Custodian shall not be responsible for (a) the safekeeping of Investments not delivered or that are not caused to be issued to it or its Sub-custodians, or, (b) pre-existing faults or defects in Investments that are delivered to the Custodian or its Sub-custodians.  The Custodian shall hold Investments for the account of the Fund and shall segregate Investments from assets belonging to the Custodian and shall cause its Sub-custodians to segregate Investments from assets belonging to the Sub-custodian in an account held for the Fund or in an account maintained by the Sub-custodian generally for non-proprietary assets of the Custodian. In the event of a loss of a Security for which loss the Custodian is responsible under the terms of this Agreement,  the Custodian shall replace such Security, or in the event that such replacement cannot be effected, the Custodian shall pay to the Fund (i) the fair market value of such Investment based on the last available price as of the close of business in the relevant market if such Investment is a level 1 asset on the date that a claim was first made to the Custodian with respect to such loss, or (ii) an amount equal to the Fund's most recent valuation if such Investment is a level 2 or level 3 asset, in each case under accounting principles generally accepted in the United States as determined by the Fund, provided such valuation is not greater than the amount contained in the most recent financial statements of the Fund audited by an independent registered public accounting firm.
6. Administrative Duties Custodian.
6.1 Duties. Custodian shall perform the following administrative duties with respect to and in connection with Investments of the Fund.
6.1.1 Segregation of Non‑Cash Assets; Use of Securities Depositories.  All Investments and other assets held by the Custodian for the account of a Fund (other than Investments maintained in a Securities Depository or Book‑entry System) shall be physically segregated from other Investments and other assets in the possession of the Custodian (including the Investments and other assets of the other Funds) and shall be identified as subject to this Agreement. The Custodian may deposit and maintain Investments in any Securities Depository, either directly or through one or more Sub-custodians appointed by the Custodian.  Investments held in a Securities Depository shall be held (a) subject to the agreement, rules, statement of terms and conditions or other document or conditions effective between the Securities Depository and the Custodian or the Sub-custodian, as the case may be, and (b) in an account for the Fund or in bulk segregation in an account maintained for the non-proprietary assets of the entity holding such Investments in the Securities Depository.  If market practice or the rules and regulations of the Securities Depository prevent the Custodian, the Sub-custodian (or any agent of either) from holding its client assets in such a separate account, the Custodian, the Sub-custodian or other agent shall as appropriate segregate such Investments for the benefit of the Fund from all other assets held by the Custodian.
6.1.2 Securities in Bearer and Registered Form.  All Investments held which are issued or issuable only in bearer form, shall be held by the Custodian in that form; all other Investments held for a Fund may be registered in the name of the Custodian, any Sub‑custodian appointed in accordance with this Agreement, or the nominee of any of them.  The Company agrees to furnish to the Custodian appropriate instruments to enable the Custodian to hold, or deliver in proper form for transfer, any Investments that it may hold for the account of any Fund and which may, from time to time, be registered in the name of a Fund. Investments which are certificated may be held in registered or bearer form: (a) in the Custodian's vault; (b) in the vault of a Sub-custodian or agent of the Custodian or a Sub-custodian; or (c) in an account maintained by the Custodian, Sub-custodian or agent at a Securities Depository, all in accordance with customary market practice in the jurisdiction in which any Investments are held. Investments which are registered may be registered in the name of the Custodian, a Sub-custodian, or in the name of the Fund or a nominee for any of the foregoing, and may be held in any manner set forth in this Section 6 with or without any identification of fiduciary capacity in such registration. Investments which are represented by book-entry may be so held in an account maintained by the Book-entry agent on behalf of the Custodian, a Sub-custodian, an Agent of the Custodian, or a Securities Depository.
6.1.3 Contractual Obligations and Similar Investments.  From time to time, a Fund's assets may include Investments that are not ownership interests as may be represented by certificate (whether registered or bearer), by entry in a Securities Depository, or by Book-entry Agent, registrar or similar agent for recording ownership interests in the relevant Investment.  If the Fund shall at any time acquire such Investments, including without limitation deposit obligations, loan participations, repurchase agreements, and derivative arrangements, the Custodian shall (a) receive and retain, to the extent the same are provided to the Custodian, confirmations or other documents evidencing the arrangement; and (b) perform on the Fund's account in accordance with the terms of the applicable arrangement, but only to the extent directed to do so by Written Instruction.   The Custodian shall have no responsibility for agreements running to the Company as to which the Custodian is not a party other than to retain, to the extent the same are provided to the Custodian, documents or copies of documents evidencing the agreements and, in accordance with Written Instruction, to include such agreements in reports made to the Company.
6.1.4 Duties of Custodian as to Investments.  Unless otherwise instructed by the Company, with respect to all Investments held for the Fund, the Custodian shall:
(a)  Collect all income due and payable with respect to such Investments;
(b) Present for payment and collect amounts payable upon all Investments which may mature or be called, redeemed, or retired, or otherwise become payable;
(c) Surrender interim receipts or Investments in temporary form for Investments in definitive form; and
(d) Execute, as Custodian, any necessary declarations or certificates of ownership under the Federal income tax laws or the laws or regulations of any other taxing authority, including any foreign taxing authority, now or hereafter in effect.
6.1.5 Certain Actions Upon Written Instructions.  Upon receipt of Written Instructions, the Custodian shall:
(a) Execute and deliver to such persons as may be designated in such Written Instructions proxies, consents, authorizations, and any other instruments whereby the authority of the Company as beneficial owner of any Investments may be exercised;
(b) Deliver any Investments in exchange for other Investments or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation, or recapitalization of any corporation, or the exercise of any conversion privilege;
(c) Deliver any Investments to any protective committee, reorganization committee, or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization, or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts, or other instruments or documents as may be issued to it to evidence such delivery;
(d) Make such transfers or exchanges of the assets of any Fund and take such other steps as shall be stated in the Written Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation, or recapitalization of a Fund; and
(e) Deliver any Investments held for any Fund to the depository agent for tender or other similar offers.
6.1.6 Custodian to Deliver Proxy Materials.  The Custodian shall promptly deliver to the Company all notices, proxy materials, and proxy ballots pertaining to shareholder meetings related to Investments held by any Fund.  The Custodian shall not vote or authorize the voting of any proxy ballots related to any Fund's Investments or give any consent, waiver, or approval with respect thereto unless so directed by Written Instructions. Notwithstanding the foregoing, a Fund may provide to the Custodian Written Instructions directing the delivery of some or all such notices, proxy materials, and proxy ballots to an agent and authorizing the vote of such proxy ballots and giving of consents, waivers, and approvals by such agent on behalf of the Fund.
6.1.7 Custodian to Deliver Tender Offer Information.  The Custodian shall promptly deliver to the Company all information received by the Custodian and pertaining to Securities held by any Fund with respect to tender or exchange offers, calls for redemption or purchase, expiration of rights, or similar transactions.  If the Company desires to take action with respect to any such transactions, the Company shall notify the Custodian at least one Business Day prior to the date on which the Custodian is to take such action, or such shorter period as may be reasonably practicable.  The Company will, upon the Custodian's request, provide or cause to be provided to the Custodian all relevant information for any Investment which has unique put/option provisions at least five Business Days prior to the beginning date of the tender period.
6.1.8 Custodian to Deliver Security and Transaction Information.  On each Business Day, the Custodian shall furnish the Company with a detailed statement of U.S. and foreign cash held for the Fund under this Agreement and with confirmations and a summary of all transfers to or from the account of the Fund and a detailed statement of other Investments held for the Fund under this Agreement.  With respect to information provided by this section, it shall not be necessary for the Custodian to provide formal Notice as described below. It shall be sufficient to communicate by such means as shall be mutually agreeable to the Company and the Custodian.
6.2 Ownership Certificates and Disclosure of the Custodian's Interest.  The Custodian is hereby authorized to execute on behalf of the Company ownership certificates, affidavits, or other disclosure required under Applicable Law or established market practice in connection with the receipt of income, capital gains, or other payments by the Company with respect to Investments, or in connection with the sale, purchase, or ownership of Investments.

6.3  Distribution of Assets.  The Company shall furnish to the Custodian Written Instructions setting forth the date of the declaration of any dividend or distribution in respect of shares of any Fund of the Company, the date of payment thereof, the record date as of which the Fund shareholders entitled to payment shall be determined, the amount payable per share to Fund shareholders of record as of that date, and the total amount to be paid by the Dividend and Transfer Agent on the payment date. On the payment date specified in the Written Instructions described above, the Custodian shall segregate such amounts from moneys held for the account of the Fund so that they are available for such payment.
6.3.1 Segregation of Redemption Proceeds.  Upon receipt of Written Instructions so directing it, the Custodian shall segregate amounts necessary for the payment of redemption proceeds to be made by the Dividend and Transfer Agent from moneys held for the account of the Fund so that they are available for such payment.
6.3.2 Disbursements of Custodian.  Upon receipt of a Written Instruction directing payment and setting forth the name and address of the person to whom such payment is to be made, the amount of such payment, the name of the Fund from which payment is to be made, and the purpose for which payment is to be made, the Custodian shall disburse amounts as and when directed from the assets of that Fund.  The Custodian is authorized to rely on such directions and shall be under no obligation to inquire as to the propriety of such directions.
6.3.3 Payment of Custodian Fees.  Upon receipt of Written Instructions directing payment, the Custodian shall disburse moneys from the assets of a Fund in payment of the Custodian's fees and expenses as provided in this Agreement.
6.3.4 Sufficient Funds for Payment. The Custodian shall not be under any obligation to pay out moneys to cover any of the foregoing payments if in the relevant Fund account there is insufficient cash available to the Fund for which such payment is to be made.
6.4 Other Dealings.  The Custodian shall otherwise act as directed by Instruction, including without limitation specific instructions authorizing the free payments of moneys or the free delivery of Investments, provided that such Instruction shall indicate the purpose of such payment or delivery and that the Custodian shall record the party to whom the payment or delivery is made.
6.5 Nondiscretionary Details.  The Custodian shall attend to all nondiscretionary details in connection with the sale or purchase or other administration of Investments, except as otherwise directed by an Instruction.
7. Cash Accounts, Deposits, Money Movements, & Company Borrowings.
7.1 Cash Deposits. During the term of this Agreement, the Company will deliver or cause to be delivered to the Custodian all moneys to be held by the Custodian for the account of any Fund.  Subject to the terms and conditions set forth in this Section 7, the Company hereby authorizes the Custodian to open and maintain, with itself or with Sub-custodians, cash accounts in U.S. dollars, in such other currencies as are the currencies of the countries in which the Company maintains Investments, or in such other currencies as the Company shall from time to time request by Written Instruction.  Notwithstanding anything in this Agreement to contrary effect, each Fund shall be liable as principal for any overdrafts occurring in its cash accounts. Custodian shall be entitled to reverse any deposits made on a Fund's behalf where such deposits have been entered and moneys are not finally collected within Business Days 20 days of the making of such entry.
7.1.1 Types of Accounts.  Cash accounts opened on the books of the Custodian (Principal Accounts) shall be opened in the name of a Fund, and if applicable, coupled with the name of such Fund. The Custodian shall hold all cash received by it in such Principal Accounts for the account of a Fund or such Fund in accordance with Rule 17f-3 under the 1940 Act. Each such Principal Account shall be a deposit obligation of the Custodian and shall be subject to the terms of this Section 7 and the general liability provisions contained in this Agreement.  Cash accounts opened on the books of a Sub-custodian may be opened in the same manner as with the Custodian or in the name of the Sub-custodian or in the name of its Sub-custodian for its customers generally (Agency Accounts). Such Agency Accounts shall be deposit obligations of the Sub-custodian, and shall be treated as an Investment of a Fund.  Accordingly, the Custodian shall be responsible for exercising reasonable care with respect to such Agency Accounts but shall not be liable for their value in the event of such Sub-custodian's bankruptcy or insolvency, or the Sub-Custodian otherwise fails to remit the cash in such Agency Account through no fault of the Custodian, except where the Custodian has acted with negligence or willful misconduct in the selection, administration, or oversight of such Sub-custodian.
7.1.2 Administrative Accounts.  In connection with the services provided hereunder, the Custodian is hereby directed to open cash accounts on its books and records from time to time for the purposes of receiving subscriptions and/or processing redemptions on behalf of a Fund, and/or for the purposes of aggregating, netting and/or clearing transactions (including, without limitation foreign exchange, repurchase agreements, capital stock activity, expense payment) or other administrative purposes, each on behalf of a Fund.  Each such account shall be subject to the terms and conditions of this Agreement and a Fund shall be liable for the satisfaction of its own obligations in connection with each such account.
7.2 Payments and Credits with Respect to the Cash Accounts.  The Custodian shall make payments from or deposits to any of the cash accounts in the course of carrying out its administrative duties, including but not limited to income collection with respect to Investments, and otherwise in accordance with Instructions.  The Custodian and its Sub-custodians shall be required to credit amounts to the cash accounts only when moneys are actually received in cleared funds in accordance with banking practice in the country and currency of deposit.  Any credit made to any Principal or Agency Account or any other Fund account before actual receipt of cleared funds shall be provisional and may be reversed by the Custodian or its Sub-custodian in the event such payment is not actually collected. Unless otherwise specifically agreed in writing by the Custodian or any Sub-custodian, all deposits shall be payable only at the branch of the Custodian or Sub-custodian where the deposit is made or carried.
7.3 Currency and Related Risks.  A Fund bears risks of holding or transacting in any currency, including any mark to market exposure associated with a foreign exchange transaction undertaken with or through the Custodian.   Neither the Custodian nor any Sub-custodian shall be liable for any loss or damage arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, which may delay or affect the transferability, convertibility or availability of any currency in the country (a) in which such Principal or Agency Accounts are maintained or (b) in which such currency is issued, and in no event shall the Custodian or any Sub-custodian be obligated to make payment of a deposit denominated in a currency during the period during which its transferability, convertibility or availability has been affected by any such law, regulation or event.  Without limiting the generality of the foregoing, neither the Custodian nor any Sub-custodian shall be required to repay any deposit made at a foreign branch of either the Custodian or any Sub-custodian if such branch cannot repay the deposit due to a cause for which the Custodian would not be responsible in accordance with the terms of Section 9 of this Agreement unless the Custodian or such Sub-custodian expressly agrees in writing to repay the deposit under such circumstances.  All currency transactions in any account opened pursuant to this Agreement are subject to exchange control regulations of the United States and of the country where such currency is the lawful currency or where the account is maintained. Any taxes, costs, charges or fees imposed on the convertibility of a currency held by a Fund shall be for the account of the Fund.
7.4 Foreign Exchange Transactions.  The Custodian shall, subject to the terms of this Section 7.4, settle foreign exchange transactions (including contracts, futures, options and options on futures) on behalf and for the account of a Fund with such currency brokers or banking institutions, including Sub-custodians, as the Company may direct pursuant to Instructions.  The obligations of the Custodian in respect of all foreign exchange transactions shall be contingent on the free, unencumbered transferability of the currency transacted on the actual settlement date of the transaction.
7.4.1 Third Party Foreign Exchange Transactions.  The Custodian shall process foreign exchange transactions (including without limitation contracts, futures, options, and options on futures), where any third party acts as principal counterparty to the Company on the same basis, if any, that it performs duties as agent for the Company with respect to any other of a Fund's investments. Accordingly, the Custodian shall only be responsible for delivering or receiving currency on behalf of a Fund in respect of such contracts pursuant to Written Instructions. The Custodian shall not be responsible for the failure of any counterparty  in such agency transaction to perform its obligations thereunder. The Custodian (a) shall transmit cash and Written Instructions to and from the currency broker or banking institution with which a foreign exchange contract or option has been executed pursuant hereto, (b) may make outgoing payments of cash in the form of U.S. dollars or foreign currency upon receiving confirmation of a foreign exchange contract or option or confirmation that the countervalue currency completing the foreign exchange contract has been delivered or received or that the option has been delivered or received, (c) may, in connection with cash payments made to third party currency broker/dealers for settlement of a Fund's foreign exchange spot or forward transactions, foreign exchange swap transactions and similar foreign exchange transactions, process settlements using the banking facilities selected by the Custodian from time to time according to such banking facilities standard terms, and (d) shall hold all confirmations, certificates and other documents and agreements received by the Custodian and evidencing or relating to such foreign exchange transactions in safekeeping.  The Company accepts full responsibility for its use of third-party foreign exchange dealers and for execution of said foreign exchange contracts and options and understands that a Fund shall be responsible for any and all costs and interest charges which may be incurred by that Fund or the Custodian as a result of the failure or delay of third parties to deliver foreign exchange.  Each Fund shall be responsible for any and all costs, expenses, charges or shortfalls which may be incurred as a result of any foreign exchange transaction performed in connection with any Advance or payment of any interest or dividend credited to the account of such Fund or the reversal thereof.
7.5 Delays.  If no event of Force Majeure shall have occurred and be continuing and in the event that a delay shall have been caused by the negligence or willful misconduct of the Custodian in carrying out an Instruction to credit or transfer cash, the Custodian shall be liable to the affected Fund:  (a) with respect to Principal Accounts, for interest to be calculated at the rate customarily paid on such deposit and currency by the Custodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected; and, (b) with respect to Agency Accounts, for interest to be calculated at the rate customarily paid on such deposit and currency by the Sub-custodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected. The Custodian shall not be liable for delays in carrying out such Instructions to transfer cash which are not due to the Custodian's own negligence or willful misconduct.
7.6 Advances.  With respect to any advances of cash made by the Custodian to or for the benefit of a Fund for any purpose which results in the Fund incurring an overdraft at the end of any Business Day, such advance shall be repayable promptly upon demand made by the Custodian at any time.  The Custodian may, in its sole discretion, charge interest accruing from the date of such overdraft to but not including the date of such repayment at the rate per annum customarily charged by the Custodian on similar overdrafts, provided such rate shall not exceed 3.00%. In addition, the Custodian shall have an automatically perfected statutory security interest in any Investments purchased with any such unpaid Advance pursuant to Section 9-206 of the Uniform Commercial Code as in effect in the State of New York from time to time and that the Custodian may take any further actions that the Custodian may reasonably require to collect such unpaid Advance. In addition, for purposes hereof, deposits maintained in all Principal Accounts (whether or not denominated in U.S. dollars) shall collectively constitute a single and indivisible current account with respect to a Fund's obligations to the Custodian for any unpaid Advances, and balances in such Principal Accounts shall be available for satisfaction of a Fund's obligations under this Section 7.  The Custodian shall further have a right of offset against the balances in any Agency Account maintained hereunder to the extent that the aggregate of all Principal Accounts is overdrawn.
7.7 Borrowings.  In connection with certain borrowings by a Fund (including any borrowing by a Fund from the Custodian pursuant to a separate agreement), the Company will cause to be delivered to the Custodian by the lender requiring Securities or other assets as collateral for such borrowings (including the Custodian if the borrowing is from the Custodian), a notice or undertaking in the form currently employed by such lender setting forth the amount of collateral.  The Company shall promptly deliver to the Custodian Written Instructions specifying with respect to each such borrowing: (a) the name of the lender, (b) the amount and terms of the borrowing, which may be set forth by incorporating by reference an attached promissory note duly endorsed by the Company, or a loan agreement, (c) the date, and time if known, on which the loan is to be entered into, (d) the date on which the loan becomes due and payable, (e) the total amount to be borrowed by a Fund on the borrowing date, and (f) the description of the Securities or other assets securing the loan, including the name of the issuer, the title and the number of shares or other units or the principal amount.  The Custodian shall deliver or segregate or otherwise identify on its books on the borrowing date specified in the Written Instructions the required collateral against the lender's delivery of the total loan amount then payable, provided that the same conforms to that which is described in the Written Instructions.  The Custodian shall deliver or segregate or otherwise identify on its books, in the manner directed by the Company, such Securities or other assets as additional collateral, as may be specified in Written Instructions, to secure further any borrowing transaction.  The Company shall cause all Securities and other assets released from collateral status to be returned directly to the Custodian and the Custodian shall receive from time to time such return of collateral as may be tendered to it.
8. Domestic and Foreign Sub-custodians; Securities Depositories.   Subject to the provisions hereinafter set forth in this Section 8, the Company hereby authorizes the Custodian to utilize Securities Depositories to act on behalf of the Fund(s) and to appoint from time to time (and at any time remove) and to utilize agents ("Agents") and sub-custodians ("Sub-custodians") to carry out some or all of the duties and obligations of the Custodian under this Agreement provided, however, that the appointment of such Agents and Sub-custodians shall not relieve the Custodian of its administrative obligations under this Agreement. The list of the Custodian's current Agents and Sub-custodians is attached hereto on Appendix C. With respect to Investments and cash held by a Sub-custodian, either directly or indirectly (including by a Securities Depository), notwithstanding any provisions of this Agreement to the contrary, payment for Securities purchased and delivery of Securities sold may be made prior to receipt of securities or payment, respectively, and securities or payment may be received in a form, in accordance with (a) governmental regulations, (b) rules of Securities Depositories and Clearing Corporations, (c) generally accepted trade practice in the applicable local market, (d) the terms and characteristics of the particular Investment, or (e) the terms of Written Instructions. The Fund(s) shall reimburse the Custodian for all costs incurred by the Custodian in connection with opening accounts with any such Agents or Sub‑custodians.  Upon request, the Custodian shall promptly forward to the Company any documents it receives from any Agent or Sub‑custodian appointed hereunder which may assist such Company's Board of Trustees to fulfill their responsibilities under Rule 17f‑5 under the 1940 Act.
8.1 Domestic Sub-custodians and Securities Depositories.  The Custodian may deposit and/or maintain, either directly or through one or more Agents appointed by the Custodian, Investments of the Funds in any Securities Depository in the United States, including The Depository Trust Company, provided such Securities Depository meets applicable requirements of the Federal Reserve Bank or of the SEC. The Custodian may, at any time, appoint any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder to act on behalf of the Funds as a Sub-custodian for purposes of holding Investments of the Funds in the United States.
8.2 Foreign Sub-custodians and Securities Depositories.  Unless instructed otherwise by the Company, the Custodian may deposit and/or maintain non-U.S. Investments of the Funds in any non-U.S. Securities Depository provided such Securities Depository meets the requirements of an "eligible securities depository" under Rule 17f-7 promulgated under the 1940 Act, or any successor rule or regulation ("Rule 17f-7") or which by order of the SEC is exempted therefrom.  Prior to the time that securities are placed with such depository, but subject to the provisions of Section 8.4 below, the Custodian shall have prepared or obtained from an Agent or Sub-custodian an assessment of the custody risks associated with maintaining assets with the Securities Depository and shall have established a system to monitor such risks on a continuing basis in accordance with Section 8.5.  Additionally, the Custodian may, from time to time, appoint (a) any bank, trust company or other entity meeting the requirements of an "eligible foreign custodian" under Rule 17f-5 under the 1940 Act or which by order of the Securities and Exchange Commission is exempted therefrom, or (b) any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder, to act on behalf of the  Funds as a Sub-custodian for purposes of holding Investments of the Funds outside the United States.  Such appointment shall be subject to the Custodian and the "eligible foreign custodian" entering into a Rule 17f-5 Delegation Schedule attached as Appendix E to this Agreement.
8.3 Review of Sub-custodians.  From time to time, the Custodian may agree to perform certain reviews of Sub-custodians at the Company's request.  In such event, the Custodian's duties and obligations with respect to this review will be performed in accordance with the terms of the Rule 17f-5 Delegation Schedule, attached as Appendix E, to this Agreement.
8.4 Approval of Foreign Sub-custodians.   Unless and except to the extent that the Company has requested and the Custodian has accepted delegation of the appointment of Sub-custodians, the Custodian shall, prior to the appointment of any Sub-custodian for purposes of holding Investments of the Funds outside the United States, obtain written confirmation of the approval of the Company with respect to the identity of such Sub-custodian, such approval to be signed by an Authorized Person.  A Written Instruction to open an account in a given country shall comprise authorization by the Company for the Custodian to hold assets in such country in accordance with the terms of this Agreement.   The Sub-custodian shall not be required to make independent inquiry as to the authorization of the Company or its Fund to invest in such country.
8.5 Monitoring and Risk Assessment of Securities Depositories.  Prior to the placement of any assets of the Funds with a non-U.S. Securities Depository, the Custodian:  (a) shall provide to the Company an assessment of the custody risks associated with maintaining assets within such Securities Depository; and (b) shall have established a system to monitor the custody risks associated with maintaining assets with such Securities Depository on a continuing basis and to promptly notify the Company of any material changes in such risk.   In performing its duties under this subsection, the Custodian shall use commercially reasonable care and may rely on such reasonable sources of information as may be available including but not limited to:  (i) published ratings; (ii) information supplied by a Sub-custodian that is a participant in such Securities Depository; (iii) industry surveys or publications; (iv) information supplied by the depository itself, by its auditors (internal or external) or by the relevant foreign financial regulatory authority.  It is acknowledged that information procured through some or all of these sources may not be independently verifiable by the Custodian and that direct access to Securities Depositories is limited under most circumstances. Accordingly, the Custodian shall not be responsible for errors or omissions in its duties hereunder provided that it has performed its monitoring and assessment duties with commercially reasonable care.  The risk assessment shall be provided to the Company by such means as the Custodian shall reasonably establish.  Advices of material change in such assessment may be provided by the Custodian in the manner established as customary between the Company and the Custodian.
8.6 Responsibility for Sub-custodians.  The Custodian shall be liable to the Company for any loss or damage to the Company caused by or resulting from the acts or omissions of any Sub-custodian to the extent that such acts or omissions would be deemed to be negligence, gross negligence or willful misconduct under the laws of the United States.
8.7 New Countries.  The Company shall be responsible for informing the Custodian sufficiently in advance of a proposed investment which is to be held in a country in which no Sub-custodian is authorized to act in order that the Custodian shall, if it deems appropriate to do so, have sufficient time to establish a sub-custodial arrangement in accordance herewith. In the event the Custodian is unable to establish such arrangements prior to the time the Investment is to be acquired, the Custodian is authorized to designate at its discretion a local safekeeping Agent, and the use of such local safekeeping Agent shall be at the sole risk of the Company, and accordingly the Custodian shall be responsible to the Company for the actions of the Agent if and only to the extent the Custodian shall have recovered from the Agent for any damages caused the Company by the Agent.
9. Responsibility of the Custodian.
9.1 Limitations on Liability of the Custodian.  Except as otherwise provided herein, the Custodian shall not be liable for any loss or damage, including counsel fees, resulting from its action or omission to act or otherwise, except for any such loss or damage arising out of its negligence or willful misconduct.  The Company, on behalf of the Fund and only from assets of the Fund (or insurance purchased by the Company with respect to its liabilities on behalf of the Fund hereunder), shall defend, indemnify and hold harmless the Custodian and its directors, officers, employees and agents with respect to any loss, claim, liability or cost (including reasonable attorneys' fees) arising or alleged to arise from or relating to the Company's duties hereunder, except such as may arise from the negligent action, negligent omission, willful misconduct or any breach of this Agreement by the Custodian, its directors, officers, employees or agents, provided, however, the Company shall not in any event be liable for any special, incidental, consequential, or punitive damages.  The Custodian shall defend, indemnify and hold harmless the Company and its trustees, officers, employees or agents with respect to any loss, claim, liability or cost (including reasonable attorneys' fees) arising or alleged to arise from actual losses, claims, damages, costs, expenses and liabilities asserted against, imposed upon or incurred by the Company resulting from any negligent action taken or omission or willful misconduct by the Custodian in accordance with the terms of this Agreement, or a material breach of any of the Custodian's duties as specifically set forth in this Agreement, except such as may arise from the negligent action, negligent omission or willful misconduct of the Company, its trustees, officers, employees, or agents, provided, further, however, that the Custodian shall not in any event be liable for any special, incidental, consequential, or punitive damages.  The Custodian may, with respect to questions of law apply for and obtain the advice and opinion of counsel to the Company, with the Company's prior consent, at the expense of the Custodian, and shall be fully protected with respect to anything reasonably done or omitted by it in good faith in conformity with the advice or opinion of counsel to the Company.  The Custodian shall be liable to the Company for any proximate loss or damage resulting from the use of the Book‑Entry System or any Depository arising by reason of any negligence, misfeasance or misconduct on the part of the Custodian or any of its employees, agents, nominees or Sub‑custodians, but not for any special, incidental, consequential, or punitive damages; provided, however, that nothing contained herein shall preclude recovery by the Company, on behalf of a Fund, of principal and of interest to the date of recovery on Investments incorrectly omitted from the Fund's account or penalties imposed on the Company, in connection with the Fund, for any failures to deliver Securities.  In any case in which one party hereto may be asked to indemnify the other or hold the other harmless, the party from whom indemnification is sought (the "Indemnifying Party") shall be advised of all pertinent facts concerning the situation in question, and the party claiming a right to indemnification (the "Indemnified Party") will use reasonable care to identify and notify the Indemnifying Party promptly concerning any situation which presents or appears to present a claim for indemnification against the Indemnifying Party.  The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of the indemnification, and in the event the Indemnifying Party so elects and the Indemnified Party agrees, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party and the Indemnifying Party will so notify the Indemnified Party and thereupon such Indemnifying Party shall take over the complete defense of the claim and the Indemnifying Party shall sustain no further legal or other expenses in such situation for which indemnification has been sought under this paragraph, except the reasonable expenses of any additional counsel retained by the Indemnified Party.  In no case shall any party claiming the right to indemnification confess any claim or make any compromise in any case in which the other party has been asked to indemnify such party (unless such confession or compromise is made with such other party's prior written consent).  The provisions of this Section 9.1 shall survive the termination of this Agreement.
9.2 Specific Actions Not Required by the Custodian.  Without limiting the generality of the foregoing, the Custodian, acting in the capacity of custodian hereunder, shall, provided it is acting in good faith and without negligence or willful misconduct, be under no obligation to inquire into, and shall not be liable for:
1)	The validity of the issue of any Securities purchased by or for the account of the Company, the legality of the purchase thereof, or the propriety of the amount paid therefor;

2)	The legality of the sale of any Securities by or for the account of the Company, or the propriety of the amount for which the same are sold;

3)	The legality of the issue or sale of any shares of any Fund, or the sufficiency of the amount to be received therefor;

4)	The legality of the redemption of any shares of any Fund, or the propriety of the amount to be paid therefor;

5)	The legality of the declaration or payment of any dividend by Company in respect of shares of any Fund;

6)	The legality of any borrowing by Company or any Fund, using Securities as collateral;

7)
Whether the Company is in compliance with the 1940 Act or the regulations thereunder; the provisions of the Company's declaration of trust, certificate of incorporation, by-laws, or other constitutive document; Applicable Law; or any directives by the trustees, directors or shareholders of the Company, or its investment objectives and policies as then in effect.

9.3 Limitations of Performance.  The Custodian shall not be responsible under this Agreement for any failure to perform its duties, and shall not be liable hereunder for any loss, claim, or damage in association with such failure to perform, for or in consequence of the following causes so long as the Custodian uses its best reasonable efforts to cure such event or occurrence as soon as reasonably practicable and the Custodian is acting in good faith and without willful misconduct:
9.3.1 Force Majeure.  Any circumstance or event which is beyond the reasonable control of the Custodian, a Sub-custodian or any agent of the Custodian or a Sub-custodian and which adversely affects the performance by the Custodian of its obligations hereunder, by the Sub-custodian of its obligations under its sub-custody agreement or by any other agent of the Custodian or the Sub-custodian, including any event caused by, arising out of or involving (a) an act of God, (b) accident, fire, water or wind damage or explosion, (c) any computer, system or other equipment failure or malfunction or the malfunction or failure of any communications medium (excluding computer viruses), (d) any interruption of the power supply or other utility service, (e) any strike or other work stoppage, whether partial or total, (f) any delay or disruption resulting from or reflecting the occurrence of any Country or Sovereign Risk, (g) any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets, whether or not resulting from or reflecting the occurrence of any Country or Sovereign Risk, (h) any encumbrance on the transferability of a currency or a currency position on the actual settlement date of a foreign exchange transaction, whether or not resulting from or reflecting the occurrence of any Country or Sovereign Risk, or (i) any other cause similarly beyond the reasonable control of the Custodian.
9.3.2 Country Risk.  With respect to the acquisition, ownership, settlement or custody of Investments in a jurisdiction, all risks relating to, or arising in consequence of, systemic and markets factors affecting the acquisition, payment for or ownership of Investments including (a) the prevalence of crime and corruption, (b) the inaccuracy or unreliability of business and financial information, (c) the instability or volatility of banking and financial systems, or the absence or inadequacy of an infrastructure to support such systems, (d) custody and settlement infrastructure of the market in which such Investments are transacted and held, (e) the acts, omissions and operation of any Securities Depository, (f) the risk of the bankruptcy or insolvency of banking agents, counterparties to cash and securities transactions, registrars or transfer agents, and (g) the existence of market conditions which prevent the orderly execution or settlement of transactions or which affect the value of assets.
9.3.3 Sovereign Risk.  In respect of any jurisdiction, including the United States of America, where an Investment is acquired or held hereunder or under a sub-custody agreement, (a) any act of war, terrorism, riot, insurrection or civil commotion, (b) the imposition of any investment, repatriation or exchange control restrictions by any Governmental Authority, (c) the confiscation, expropriation or nationalization of any Investment or cash deposit by any Governmental Authority, whether de facto or de jure, (d) any devaluation or revaluation of the currency, (e) the imposition of taxes, levies or other charges affecting Investments or cash deposits, (f) any change in the Applicable Law, or (g) any other economic or political risk incurred or experienced.
9.3.4 Failure of Third Parties.  The failure of any third party (excluding Sub-custodians) including:  (a) any issuer of Investments or Book-entry Agent or other agent of an issuer; (b) any counterparty with respect to any Investment, including any issuer of exchange-traded or other futures, option, derivative or commodities contract; (c) failure of an investment adviser or other agent of the Company; or (d) failure of other third parties similarly beyond the control or choice of the Custodian.
9.3.5 Information Sources.  Reliance by the Custodian upon or inaccuracies in information received from issuers of Investments or agents of such issuers, information received from the Sub-custodians and from other commercially reasonable sources provided that the Custodian has relied upon such information in good faith, or for the failure of any commercially reasonable information provider.
9.3.6 Reliance on Instruction.  Action by the Custodian or the Sub-custodian in accordance with an Instruction.
9.3.7 Restricted Securities.  The limitations inherent in the rights, transferability or similar investment characteristics of a given Investment.
9.4 No Duty to Collect Amounts Due From Dividend and Transfer Agent.  The Custodian shall not be under any duty or obligation to take action to effect collection of any amount due to a Fund from any Dividend and Transfer Agent nor to take any action to effect payment or distribution by any Dividend and Transfer Agent of any amount paid by the Custodian to any Dividend and Transfer Agent  in accordance with this Agreement.
9.5 No Enforcement Actions.  Notwithstanding anything to the contrary in this Agreement, the Custodian shall not be under any duty or obligation to take action, by legal means or otherwise, to effect collection of any amount, if the Investment upon which such amount is payable is/are in default, or if payment is refused after due demand or presentation, unless and until (i) it shall be directed to take such action by Written Instructions and (ii) it shall be assured to its satisfaction (including prepayment thereof) of reimbursement of its costs and expenses in connection with any such action.
9.6 No Duty to Supervise Investments.  The Custodian shall not be under any duty or obligation to ascertain whether any Investments at any time delivered to or held by it for the account of a Fund are such as properly may be held by a Fund under the provisions of the Company's declaration of trust and the Company's By-laws.
9.7 Compensation of the Custodian.  The Custodian shall be entitled to receive and the Company agrees to pay to the Custodian, for the Fund's account from the Fund's assets only, such compensation as shall be determined pursuant to Appendix D attached hereto, or as shall be determined pursuant to amendments to Appendix D as approved by the Custodian and the Company.  The Custodian shall be entitled to charge against any money held by it for the accounts of the Fund the amount of any loss, damage, liability or expense, including counsel fees, for which it shall be entitled to reimbursement under the provisions of this Agreement as determined by agreement of the Custodian and the Company or by the final order of any court or arbitrator having jurisdiction and as to which all rights of appeal shall have expired.  The expenses which the Custodian may charge against the account of a Fund include, but are not limited to, the reasonable out-of-pocket expenses of agents or the Sub‑custodians incurred in settling transactions involving the purchase and sale of Investments of the Fund, provided such expenses shall not exceed $25,000.
10. Reports and Records.
10.1 Provision of Records to Company. The Custodian shall:
10.1.1 Internal Accounting and Control Systems. Make available to the Company and shall send to the Company any report received on the systems of internal accounting control of the Custodian or its Agents or Sub-custodians as the Company may reasonably request from time to time, subject, however, to all reasonable security requirements of the Custodian then applicable to the records of its custody customers generally.
10.1.2 Books and Records Generally. Make available to the Company, its auditors, agents and employees, promptly upon reasonable request and during normal business hours of the Custodian, all records maintained by the Custodian pursuant to its obligations under this Agreement. Without limiting the generality of the foregoing, the Custodian shall set up and maintain proper books of account and complete records of all transactions in the accounts maintained by the Custodian hereunder in such manner as will meet the obligations of the Fund under the 1940 Act, with particular attention to Section 31 thereof and Rules 3la‑1 and 3la‑2 thereunder and preserve for the periods prescribed by applicable Federal statute or regulation all records required to be so preserved.  Such records shall include, but not be limited to, (a) journals or other records of original entry containing an itemized daily record in detail of all receipts and deliveries of securities and all receipts and disbursements of cash (to be preserved permanently, the first two years in an easily accessible place); (b) ledgers (or other records) reflecting (i) securities in transfer, (ii) securities in physical possession, (iii) monies and securities borrowed and monies and securities loaned (together with a record of the collateral therefor and substitution of such collateral), (iv) dividends and interest received, and (v) dividends receivable and interest receivable (to be preserved permanently, the first two years in an easily accessible place); and (c) canceled checks and bank records related thereto (to be preserved for a period of at least six years from the end of the fiscal year in which the relevant transactions occurred, the first two years in an easily accessible place).  All such books and records, together with indexes to and inventory lists of such books and records, shall be the property of the Company and shall be available, upon request, for inspection by duly authorized officers, employees or agents of the Company and employees of the SEC.
10.1.3 Assistance to the Company. Take all reasonable action, that the Company may from time to time request, to assist the Company in obtaining favorable opinions from the Company's independent accountants, with respect to the Custodian's activities hereunder, in connection with the preparation of the Fund's Form N‑1A, Form N-2, Form N‑SAR, Form N-CSR, and other reports to the SEC and the Board of Trustees.
10.2 RESERVED
10.3 No Management of Assets by the Custodian.  With respect to the services performed pursuant to this Agreement, the Custodian performs only the services of a custodian and shall have no responsibility for the management, investment or reinvestment of the Securities or other assets from time to time owned by any Fund.  The Custodian is not a selling agent for shares of any Fund and performance of its duties as custodian shall not be deemed to be a recommendation to any Fund's investors or others of shares of the Fund as an investment.  With respect to the subject matter hereof, the Custodian shall have no duties or obligations whatsoever except such duties and obligations as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against the Custodian.
11. Miscellaneous.
11.1 Powers of Attorney, etc.  The Company will seek to promptly execute and deliver, upon request, such proxies, powers of attorney or other instruments as may be necessary or desirable for the Custodian to provide, or to cause any Sub-custodian to provide, custody services under this Agreement.
11.2 Entire Agreement.  This Agreement and the exhibits and/or other schedules attached hereto, including the Rule 17f-5 Delegation Schedule, constitutes the entire agreement between the Company and the Custodian with respect to the subject matter hereof and supersedes any other oral or written agreements heretofore in effect between the Company and the Custodian with respect to the subject matter hereof.  No provision of this Agreement may be amended or terminated except by an instrument in writing signed by the party against which enforcement of the amendment or termination is sought, provided, however, that an Written Instruction shall, whether or not such Written Instruction shall constitute a waiver, amendment or modification for purposes hereof, be deemed to have been accepted by the Custodian when it commences actions pursuant thereto or in accordance therewith.
11.3 Binding Effect; Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company or by the Custodian, and no attempted assignment by the Company or the Custodian shall be effective without the written consent of the other party hereto.   Each party agrees that only the parties to this agreement and /or their successors in interest shall have a right to enforce the terms of this Agreement.  Accordingly, no client of the Company or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.
11.4 GOVERNING LAW, JURISDICTION AND VENUE; JURY WAIVER.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY THE LAWS OF, THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE.  THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND EACH PARTY BY ITS EXECUTION OF THIS AGREEMENT IRREVOCABLY (I) SUBMITS TO SUCH JURISDICTION AND (II) CONSENTS TO THE SERVICE OF ANY PROCESS OR PLEADINGS BY FIRST CLASS U.S. MAIL, POSTAGE PREPAID AND RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS FORM TIME TO TIME AUTHORIZED BY THE LAWS OF SUCH JURISDICTION. FURTHERMORE, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.5 Notices.  Notices and other writings contemplated by this Agreement, other than Instructions, shall be delivered (a) by hand, (b) by first class registered or certified mail, postage prepaid, return receipt requested, (c) by a nationally recognized overnight courier, delivery charge prepaid, or (d) by electronic or facsimile transmission which shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e mail or other written acknowledgement).  All such notices shall be addressed, as follows:
If to the Company:
Investment Company Complex
11 Hanover Square, 12th Floor
Attn: Russell Kamerman
Telephone: 212-785-0900, Ext. 275
Facsimile 917-831-4627
Email: rkamerman@midasfunds.com

If to the Custodian:

The Huntington National Bank.
7 Easton Oval EA4E70
Columbus, OH 43219
Attn: Kevin Speert
Telephone: 614-331-9711
Facsimile 614-331-5845
Email: kevin.speert@huntington.com

or such other address as the Company or the Custodian may have designated in writing to the other. Such Notice shall be deemed received when delivered if by hand or by facsimile transmission, on the third business day after mailing if sent by registered or certified mail, and on the next business day if sent by overnight courier.

11.6 Headings.  The headings of paragraphs in this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.
11.7 Severability.  In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.
11.8 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but each such counterpart shall, together, constitute only one instrument.  This Agreement shall become effective when one or more counterparts have been signed manually or electronically and delivered by the Company and the Custodian.  A scanned, electronic, photocopy, or telefax of the signed signature page to the Agreement shall be acceptable evidence of the existence of the Agreement and the Custodian shall be protected in relying on such evidence.
11.9 Confidentiality.  The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations, including all information maintained or produced by, or otherwise in the possession of, the Custodian relating to the Company and the Funds.  All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any bank examiner of the Custodian or any Sub-custodian, any regulatory authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law, provided the disclosing party provides prior written notice to the other party and seeks its prior written consent.
11.10 Telephone Recording.  Each party hereto authorizes the other party to record any and all telephonic communications and Oral Instructions given to the Custodian by or on behalf of the Company, including from any Authorized Person.  This authorization will remain in effect until and unless revoked by a party in writing.  Each party, upon request from the other party, further agrees to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by Applicable Law.
11.11 Custodian's Consent to Use of Its Name.  The Company shall obtain the Custodian's written consent prior to the publication and/or dissemination or distribution, of advertising material (which for purposes herein excludes SEC and other filings, Prospectuses, Semi and Annual Reports, etc.) specifically mentioning the Custodian (other than merely by name, address, and services provided).
11.12 Termination.  Either party hereto may terminate this Agreement for any reason by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than forty five (45) days after the date of giving of such notice.  Notwithstanding the foregoing, the Custodian shall continue to serve as custodian of the Company until the Company designates a successor custodian.  Upon the date set forth in such notice this Agreement shall terminate, and the Custodian, provided that it has received a notice of acceptance by the successor custodian designated by the Company, shall deliver, on that date, directly to the successor custodian all Securities and monies then owned by a Fund and held by it as Custodian and all books of account and complete records (and all indexes and inventory lists thereto) of all transactions in the accounts maintained by the Custodian pursuant to section 10.1.2 hereof.  The Custodian shall use its best efforts to facilitate the transition to the successor custodian designated by the Company. Upon termination of this Agreement, the Company shall pay to the Custodian on behalf of the Company such compensation as may be due as of the date of such termination.
11.13 RESERVED.
11.14 Compliance Policies and Procedures.  To assist the Company in complying with Rule 38a-1 of the 1940 Act, the Custodian shall provide the Company annually with the written report of an independent accountant engaged by the Custodian to conduct of an attestation examination with respect to the Custodian's internal controls over compliance which will report on the suitability of the design, at the end of a specified period, and the operating effectiveness, during the  specified period, of the Custodian's  controls in achieving compliance control objectives (i.e. a SOC 1 – System and Organization Controls for Service Organizations report) . The Custodian will upon request provide the Company with further information about the Custodian's compliance program in the form of responses to the Company's annual compliance review questionnaire, and otherwise as mutually agreed.
11.15 Data Privacy.  The Custodian will implement and maintain a written information security program that contains appropriate security measures to safeguard the Personal Information of the Company's shareholders, employees, directors and officers that the Custodian receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.
11.16 Limitation of Personal Liability.  No recourse under any obligation of this Agreement or for any claim based thereon shall be had against any organizer, shareholder, officer, trustee, past, present or future as such, of the Company or of any predecessor or successor, either directly or through the Company or any such predecessor or successor, whether by virtue of any constitution, statute or rule of law or equity, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that this Agreement and the obligations thereunder are enforceable solely against the assets of the Company, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the organizers, shareholders, officers, or trustees of the Company or of any predecessor or successor, or any of them as such, because of the obligations contained in this Agreement or implied therefrom and that any and all such liability is hereby expressly waived and released by the Custodian as a condition of, and as a consideration for, the execution of this Agreement.
[Remainder of Page Intentionally Left Blank}

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

EACH COMPANY (OR SERIES THEREOF) LISTED ON APPENDIX B, severally and not jointly By: /s/ Russell Kamerman Name: Russell Kamerman Title: General Counsel Date: June 1, 2018	CUSTODIAN THE HUNTINGTON NATIONAL BANK By: /s/ Kevin Speert Name: Kevin Speert Title: Vice President Date: June 4, 2018

APPENDIX A

Fund

	Authorized Persons	Specimen Signatures
Chairman, President, Chief Executive Officer, and Chief Legal Officer	Thomas B. Winmill
Chief Accounting Officer, Chief Financial Officer, Treasurer, and Vice President	Thomas O'Malley
Vice President	Mark C. Winmill
Chief Compliance Officer, Secretary, and General Counsel	Russell L. Kamerman
Assistant Chief Compliance Officer, Assistant Secretary, and Assistant General Counsel	Donald Klimoski II
Vice President	William M. Winmill
Heidi Keating	Heidi Keating

Transfer Agent/Fund Accountant

Employees:       _________________ __________________________________

_________________ __________________________________

_________________ __________________________________

_________________ __________________________________

*  Authority restricted; does not include: ______________________________________

APPENDIX B

 COMPANIES AND FUNDS

Name of Company	Name of Fund/Series	State of Formation	Open-End/Closed-End Investment Company
Midas Series Trust	Midas Magic	Delaware	Open-End
Midas Series Trust	Midas Fund	Delaware	Open-End
Foxby Corp.	Foxby Corp.	Maryland	Closed-End
Dividend and Income Fund	Dividend and Income Fund	Delaware	Closed-End

APPENDIX C
Agents of the Custodian

The following agents are employed currently by The Huntington National Bank for securities processing and control.

The Depository Trust Company (New York)
7 Hanover Square
New York, NY 10004

The Federal Reserve Bank
Cleveland Branch

Brown Brothers Harriman & Co.
40 Water Street
Boston, Massachusetts 02109
(Sub-custodian for Foreign Investments and certain non‑DTC eligible Investments)

Appendix D
Huntington National Bank
Midas Funds Fee Schedule
Schedule of Fees

Transaction Fee:
DTC & Fed Eligible Items	$9.00/Transaction
Non-DTC & Fed Eligible Items	$22.00/Transaction
Mortgage Backed Securities & Private Placements	$20.00/Transaction
Mortgage Backed Securities & Private Placement Payments	$5.00/Payment
Options	$20.00/Transaction
Repurchase Agreements	$9.00/Transaction
Foreign Securities (depending on country)	$20-350.00/Transaction*

Administrative Domestic Fee
First $75 million of Market Value	1.25 Basis Points
On Next $75 million of Market Value	1.00 Basis Points
In Excess of $150 million of Market Value	0.75 Basis Points

Monthly Minimum Fee Per Fund Account	$250/Account

Wire Transfer Fee:
Outgoing Wires	$15.00/transaction

Physical Check Fee:
Physical Check	$5.00/check

Funds Transfer Fee:
To/From DDA & trust account(s)	No Charge

Internet Access:
Online access to trust account activity	No Charge

Reporting
Custom	$150/ hour

Statements
Standard	No Charge
Online	No Charge
Note: Other fees may be assessed for special handling and miscellaneous services.

APPENDIX E

Rule 17f-5 DELEGATION SCHEDULE

By its execution of this Delegation Schedule dated as of _____________, 2018,  between THE HUNTINGTON NATIONAL BANK (the "Delegate"), a national bank organized under the laws of the United States, and the Company as listed on Appendix B  of the Custody Agreement with respect to each  Fund so listed (and collectively the "Funds"), the Company hereby appoints the Delegate as its delegate to perform certain functions with respect to the custody of the Funds' Assets outside the United States.
WHEREAS the Company has appointed the Delegate as custodian ("Custodian") of each Fund's Assets pursuant to the Custody Agreement between the Company and the Delegate dated _______________________;
WHEREAS a Fund may, from time to time, invest and maintain some or all of the Fund's Assets outside of the United States;
WHEREAS the Company a wishes to delegate to the Delegate certain functions with respect to the custody of Fund's Assets outside the United States;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Company and the Delegate agree as follows:
1. Maintenance of Fund's Assets Abroad.   The Company, acting on behalf of the Funds', hereby instructs the Delegate pursuant to the terms of the Custody Agreement to place and maintain the Funds' Assets in countries outside the United States in accordance with Instructions received from the Company.  Such instruction shall constitute an Instruction under the terms of the Custody Agreement. The Company acknowledges that (a) the Delegate shall perform services hereunder only with respect to the countries where it accepts delegation as foreign custody manager; (b) depending on conditions in the particular country, advance notice may be required before the Delegate shall be able to perform its duties hereunder in or with respect to such country (such advance notice to be reasonable in light of the specific facts and circumstances attendant to performance of duties in such country); and (c) nothing in this Delegation Schedule shall require the Delegate to provide delegated or custodial services in any country, and there may from time to time be countries as to which the Delegate determines it will not provide delegation services.

2. Delegation.Pursuant to the provisions of Rule 17f-5 under the 1940 Act, the Company on behalf of the Funds hereby delegates to the Delegate, and the Delegate hereby accepts such delegation and agrees to perform only those duties set forth in this Delegation Schedule concerning the safekeeping of the Funds' Assets in each of the countries as to which it acts as delegate. The Delegate is hereby authorized to take such actions on behalf of or in the name of the Company, on behalf of the Funds, as are reasonably required to discharge its duties under this Delegation Schedule, including, without limitation, to cause the Funds' Assets to be placed with a particular Eligible Foreign Custodian in accordance herewith. The Company confirms to the Delegate that the Company on behalf of the Funds has considered the Sovereign Risk and prevailing Country Risk as part of its continuing investment decision process, including such factors as may be reasonably related to the systemic risk of maintaining the Funds' Assets in a particular country, including, but not limited to, financial infrastructure, prevailing custody and settlement systems and practices (including the use of any Securities Depository in the context of information provided by the Delegate in the performance of its duties as required under Rule 17f-7 under the 1940 Act and the terms of the Custody Agreement governing such duties), and the laws relating to the safekeeping and recovery of the Funds' Assets held in custody pursuant to the terms of the Custody Agreement. Company acknowledges that the Delegate has appointed Brown Brothers Harriman & Co. as its sub-custodian and sub-foreign custody manager for purposes of carrying out some or all of the duties and obligations of the Delegate under this Delegation Schedule, provided however, that such appointment shall not relieve the Delegate of its obligations under this Delegation Schedule.

3. Selection of Eligible Foreign Custodian and Contract Administration. The Delegate shall perform the following duties with respect to the selection of Eligible Foreign Custodians and administration of certain contracts governing the Funds' foreign custodial arrangements:

(a) Selection of Eligible Foreign Custodian. The Delegate shall place and maintain the Funds' Assets with an Eligible Foreign Custodian, provided that the Delegate shall have determined that the Funds' Assets will be subject to reasonable care based on the standards applicable to custodians in the relevant market after considering factors relevant to the safekeeping of such assets including without limitation:

(i) The Eligible Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the controls and procedures for dealing with any Securities Depository, the method of keeping custodial records, and the security and data protection practices;

(ii) Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for the Funds' Assets;

(iii) The Eligible Foreign Custodian's general reputation and standing; and

(iv) Whether the Fund will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of such Eligible Foreign Custodian in the United States or such Eligible Foreign Custodian's appointment of an agent for service of process in the United States or consent to jurisdiction in the United States.

The Delegate shall be required to make the foregoing determination to the best of its knowledge and belief based only on information reasonably available to it.

(b) Contract Administration.  The Delegate's foreign custody arrangements with an Eligible Foreign Custodian shall be governed by a written contract that the Delegate has determined will provide reasonable care for Fund assets based on the standards applicable to custodians in the relevant market.  Each such contract shall, except as set forth in the last paragraph of this subsection (b), include provisions that provide:

(i) For indemnification or insurance arrangements (or any combination of the foregoing) such that the Funds will be adequately protected against the risk of loss of assets held in accordance with such contract;

(ii) That the Funds' Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors except a claim of payment for custody or administration;

(iii) That beneficial ownership of the Funds' Assets will be freely transferable without the payment of money or value other than the Delegate's charges for custody or administration;

(iv) That adequate records will be maintained identifying the Funds' Assets as belonging to the Funds or as being held by a third party for the benefit of the Funds;

(v) That the Funds' independent public accountants will be given access to those records described in (iv) above or confirmation of the contents of such records; and

(vi) That the Delegate will receive sufficient and timely periodic reports with respect to the safekeeping of the Funds' Assets, including, but not limited to, notification of any transfer to or from the Funds' account or a third party account containing the Funds' Assets.

Such contract may contain, in lieu of any or all of the provisions specified in this Section 3(b), such other provisions that the Delegate determines will provide, in their entirety, the same or a greater level of care and protection for the Funds' Assets as the specified provisions, in their entirety.

(c) Limitation to Delegated Selection. Notwithstanding anything in this Delegation Schedule to the contrary, the duties under this Section 3 shall apply only to Eligible Foreign Custodians selected by the Delegate and shall not apply to Securities Depositories or to any Eligible Foreign Custodian that the Delegate is directed to use pursuant to Section 7 of this Delegation Schedule.

4. Monitoring. The Delegate shall establish a system to monitor at reasonable intervals (but at least annually) the appropriateness of maintaining the Funds' Assets with each Eligible Foreign Custodian that has been selected by the Delegate pursuant to Section 3 of this Delegation Schedule.  The Delegate shall monitor the continuing appropriateness of placement of the Funds' Assets in accordance with the criteria established under Section 3(a) of this Delegation Schedule.  The Delegate shall monitor the continuing appropriateness of the contract governing the Funds' arrangements in accordance with the criteria established under Section 3(b) of this Delegation Schedule.

5. Reporting. At least annually and more frequently as mutually agreed between the parties, the Delegate shall provide to the Board written reports specifying placement of the Funds' Assets with each Eligible Foreign Custodian selected by the Delegate pursuant to Section 3 of this Delegation Schedule and shall promptly report on any material changes to such foreign custody arrangements.  The Delegate will prepare such a report with respect to any Eligible Foreign Custodian that the Delegate has been instructed to use pursuant to Section 7 of this Delegation Schedule only to the extent specifically agreed with respect to the particular situation.

6. Withdrawal of Funds' Assets. If the Delegate determines that an arrangement with a specific Eligible Foreign Custodian selected by the Delegate under Section 3 of this Delegation Schedule no longer meets the requirements of said Section, the Delegate shall withdraw the Funds' Assets from the non-complying arrangement as soon as reasonably practicable; provided, however, that if in the reasonable judgment of the Delegate, such withdrawal would require liquidation of any of the Funds' Assets or would materially impair the liquidity, value or other investment characteristics of the Funds' Assets, it shall be the duty of the Delegate to provide information regarding the particular circumstances and to act only in accordance with Instructions of the Company with respect to such liquidation or other withdrawal.

7. Direction as to Eligible Foreign Custodian.  Notwithstanding this Delegation Schedule, the Company may direct the Delegate to place and maintain the Funds' Assets with a particular Eligible Foreign Custodian, including without limitation with respect to investment in countries as to which the Delegate will not provide delegation services.  In such event, the Delegate shall be entitled to rely on any such instruction as an Instruction under the terms of the Custody Agreement and shall have no duties under this Delegation Schedule with respect to such arrangement save those that it may undertake specifically in writing with respect to each particular instance.

8. Standard of Care. In carrying out its duties under this Delegation Schedule, the Delegate agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping the Funds' Assets would exercise.

9.  Representations. The Company hereby represents and warrants that it is organized within the United States as set forth in Appendix B of the Custody Agreement Company and that this Delegation Schedule has been duly authorized, executed and delivered by the Delegate and is a legal, valid and binding agreement of the Delegate. The Company hereby represents and warrants that this Delegation Schedule has been duly authorized, executed and delivered by the Company and is a legal, valid, and binding agreement of the Company.

10. Effectiveness; Termination. This Delegation Schedule shall be effective as of the date on which this Delegation Schedule shall have been accepted by the Delegate, as indicated by the date set forth below the Delegate's signature.   This Delegation Schedule may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party.  Such termination shall be effective on the 30th calendar day following the date on which the non-terminating party shall receive the foregoing notice.  Notwithstanding the foregoing, this Delegation Schedule shall be deemed to have been terminated concurrently with the termination of the Custody Agreement.

11. Notices. Notices and other communications under this Delegation Schedule are to be made in accordance with the arrangements designated for such purpose under the Custody Agreement unless otherwise indicated in a writing referencing this Delegation Schedule and executed by both parties.

12. Definitions. Capitalized terms not otherwise defined in this Delegation Schedule have the following meanings:

a. Country Risk – shall have the meaning set forth in Section 9.3.2 of the Custody Agreement.

b. Eligible Foreign Custodian - shall have the meaning set forth in Rule 17f-5(a)(1) of the 1940 Act and shall also include a U.S. Bank.

c. Funds' Assets - shall mean any of the Funds' investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect the Funds' transactions in such investments.

d. Instructions - shall have the meaning set forth in the Custody Agreement.

e. Securities Depository - shall have the meaning set forth in Rule 17f-7 of the 1940 Act.

f. Sovereign Risk - shall have the meaning set forth in Section 9.3.3 of the Custody Agreement.

g .      U.S. Bank - shall mean a bank which qualifies to serve as a custodian of assets of investment companies under Section 17(f) of the 1940 Act.

13. Governing Law and Jurisdiction. This Delegation Schedule shall be construed in accordance with the laws of the State of New York without reference to the conflict of law provisions thereof.  The parties hereby submit to the exclusive jurisdiction of the Federal courts sitting in the State of New York or the state courts of such State.

14. Fees. Delegate shall perform its functions under this Delegation Schedule for the compensation determined under the Custody Agreement.

15. Integration. This Delegation Schedule sets forth all of the Delegate's duties with respect to the selection and monitoring of the Eligible Foreign Custodians, the administration of contracts with the Eligible Foreign Custodians, the withdrawal of assets from the Eligible Foreign Custodians and the issuance of reports in connection with such duties.  The terms of the Custody Agreement shall apply generally as to matters not expressly covered in this Delegation Schedule, including dealings with the Eligible Foreign Custodians in the course of discharge of the Delegate's obligations under the Custody Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Delegation Schedule to be duly executed as of the date first above written.

The undersigned acknowledges that (I/we) have received a copy of this document.

_______________________________                         THE HUNTINGTON NATIONAL BANK

By: __________________________________                    By: /s/ Kevin Speert

Name:                  Name:  Kevin Speert

Title:                                        Title:  Vice President